Preferred Apartment Communities, Inc. Announces Adjournment of Special Meeting of Stockholders Until November 19, 2020

Atlanta, GA, November 5, 2020

Preferred Apartment Communities, Inc. (NYSE: APTS) ("PAC" or the "Company") announced that it adjourned today’s 2020 Special Meeting of Stockholders until November 19, 2020.
The Special Meeting was held today in respect to Proposal 1 (Approval of the Articles of Amendment to the Company’s charter to give bylaw access to stockholders) and Proposal 2 (Approval of the Articles of Amendment to the Company’s charter to reduce the Company’s call period on its Series A Redeemable Preferred Stock from 10 years to 5 years).
The meeting is being adjourned to provide stockholders with additional time to vote on the Proposals.
The required vote to approve each Proposal is two-thirds of the Company's outstanding shares. As of November 5, 2020, approximately 64% of the Company’s outstanding shares had been voted on Proposal 1 and Proposal 2, and, of these shares, approximately 97.9% and 95.7% had been voted in favor of Proposal 1 and Proposal 2, respectively. Independent third-party groups Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. have recommended a FOR vote on each of the proposals.

"Given that our voting stockholders are almost unanimously in favor of each Proposal, we believe it is important that stockholders who have yet to vote be provided additional time to do so, and we encourage those stockholders to vote FOR each Proposal,” said Joel T. Murphy, the President and Chief Executive Officer of the Company.

Only stockholders of record on September 25, 2020, are entitled to and are being requested to vote.  Stockholders may also change their vote for either Proposal by executing a new proxy, revoking a previously given proxy or attending and voting at the meeting, as set forth in the Company's proxy statement.

The Special Meeting with respect to each Proposal is scheduled to reconvene at 9:00 a.m., Eastern Time, on November 19, 2020 via a live webcast. Stockholders may attend the Special Meeting at the website address https://www.virtualshareholdermeeting.com/APTS2020SM and by entering the 16-digit control number included on the proxy card received or in the instructions that accompanied the proxy materials.

Each of the Proposals is described in more detail in the proxy statement the Company filed with the Securities and Exchange Commission on September 25, 2020, and as subsequently amended. Stockholders are urged to read the proxy statement and other relevant documents filed with the SEC. Should you have any questions regarding the proxy materials or the details of the two proposals, please feel free to contact our proxy solicitor, Georgeson Inc., toll free at 1 (866) 431-2096.

About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery anchored shopping centers and Class A office buildings. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of June 30, 2020, the Company owned or was invested in 125 properties in 15 states, predominantly in the Southeast region of the United States. Learn more at www.pacapts.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of forward-looking terminology such as "may", "trend", "will", "expects", "plans", "estimates", "anticipates", "projects", "intends", "believes", "goals", "objectives", "outlook" and similar expressions. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, (a) the impact of the coronavirus (COVID-19) pandemic on PAC’s business operations and the economic conditions in the markets in which PAC operates; (b) PAC’s ability to mitigate the impacts arising from COVID-19 and (c) those disclosed in PAC's filings with the Securities and Exchange Commission. PAC undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
John A. Isakson 770-818-4109
Chief Financial Officer
Email: jisakson@pacapts.com